EXHIBIT 21

SUBSIDIARIES AS OF DECEMBER 31, 2014

	State or Other Jurisdiction of Incorporation or Organization	% Owned Directly or Indirectly by Vulcan
CalMat Co. Florida Rock Industries, Inc. Harper Bros. Inc. Legacy Vulcan Corp. The Arundel Corporation Virginia Concrete Company, Incorporated Vulcan Gulf Coast Materials, Inc. Vulcan Lands, Inc.	Delaware Florida Florida New Jersey Maryland Virginia New Jersey New Jersey	100 100 100 100 100 100 100 100

Exhibit 21